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                                   Exhibit 99.1




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FIRST COMMUNITY BANK, NA                  NEWBERRY FEDERAL SAVINGS BANK
5455 SUNSET BOULEVARD                     1735 WILSON ROAD
LEXINGTON, SOUTH CAROLINA 29072           NEWBERRY, SOUTH CAROLINA 29108

NEWS ANNOUNCEMENT

DATE:             DECEMBER 20, 2000

CONTACT:          FIRST COMMUNITY BANK, NA      NEWBERRY FEDERAL SAVINGS BANK
                  MICHAEL C. CRAPPS             J. THOMAS JOHNSON
                  PRESIDENT & CEO               CHAIRMAN & CEO
                  (803) 951-2265                (803) 321-3200

                  JOSEPH G. SAWYER
                  SENIOR VICE PRESIDENT
                  (803) 951-0508

TO:               NEWS MEDIA

RELEASE DATE:     IMMEDIATE

FIRST COMMUNITY BANK, NA AND NEWBERRY FEDERAL SAVINGS BANK
ANNOUNCE AGREEMENT ON SALE OF CHAPIN OFFICE

Newberry, S.C., (December 20, 2000) . . . . First Community Bank, NA, a
subsidiary of First Community Corp. (OTC: FCCO) and Newberry Federal Savings Bank, a subsidiary of DutchFork Bancshares, Inc. (Nasdaq: DFBS), today announced the signing of a definitive agreement by which First Community Bank will purchase the Chapin, South Carolina branch office of Newberry Federal Savings Bank.

The Chapin branch office of Newberry Federal Savings Bank has total deposits of approximately $13.5 million and will increase First Community Bank's total deposit and cash management level to approximately $110 million and total assets to approximately $124 million. The transaction is expected to be completed during the first quarter of 2001, pending regulatory approvals and certain other conditions of closing. The terms of the transaction were not disclosed.

Michael C. Crapps, President and Chief Executive Officer of First Community Bank, said that the two banks will work closely to ensure that the transition is orderly. Mr. Crapps stated, "We are excited about the opportunity to be part of the Chapin community and are looking forward to serving the businesses and residents of this area." He added, "existing customers at this office will continue to be served by a local community bank and will continue to experience the exceptional level of customer service to which they have become accustomed. The current bank's staff will be joined by Von Wessinger, a veteran Chapin area banker who will serve as the bank's Chapin City Executive."


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J. Thomas Johnson, Chairman and Chief Executive Officer of Newberry Federal
Savings Bank, said, "We are pleased that the purchaser of our Chapin branch is focused on the goal of serving the banking needs of the residents of the Chapin area. Our decision to sell the Chapin office in no way reflects a shift in our community banking strategy, but merely permits Newberry Federal Savings Bank to focus our efforts and gain efficiency improvements."

DutchFork Bancshares, Inc., the holding company for Newberry Federal Savings Bank, is headquartered in Newberry, South Carolina. Newberry Federal Savings Bank currently operates out of its four branch offices serving the communities of Newberry and Lexington Counties, South Carolina.

Once the transfer is complete First Community Bank will have six offices serving the Midlands of South Carolina. First Community Bank opened in 1995 and has offices in Lexington, Forest Acres, Irmo, Cayce-West Columbia, and Gilbert.